EXHIBIT 99.1

FINAL

For Further Information

OSI Systems, Inc.

12525 Chadron Ave.

Hawthorne, CA 90250

(310) 349-2237

Contact: Jeremy Norton – Director of Investor Relations

OSI SYSTEMS ANNOUNCES FIRST QUARTER OPERATING RESULTS

•	Loss of $0.26 per diluted share including;

•	Stock based compensation expense of $1.2 million pre-tax;

•	Restructuring charge of $0.8 million pre-tax;

•	Record backlog of approximately $141 million - up approximately 50% from June quarter

HAWTHORNE, Calif.—(BUSINESS WIRE)—November 3, 2005—OSI Systems, Inc. (Nasdaq:OSIS) today announced its revenues and results for the first quarter of fiscal 2006.

The company reported revenues of $101.9 million for the first quarter of fiscal 2006, an increase of 16% from $87.6 million reported for the first quarter of fiscal 2005. Net loss for the first quarter of fiscal 2006 was $4.2 million compared to net income of $1.3 million for the first quarter of fiscal 2005. For the first quarter of fiscal 2006, the company reported a net loss of $0.26 per diluted share compared to earnings of $0.08 per diluted share for the first quarter of fiscal 2005.

In the first quarter of fiscal 2006, the company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, incurring stock based compensation expenses of $1.2 million pre-tax. Fiscal 2005 results did not include stock-based compensation expenses. For fiscal 2006, the Company anticipates that the total stock-based compensation expenses will be approximately $5.0 million.

The Corporate segment for the first quarter of fiscal 2006 incurred litigation and Sarbanes-Oxley implementation expenses of approximately $2.4 million compared to $4.4 million in the fourth quarter of fiscal 2005. Operating results in the first quarter of fiscal 2006 were also impacted by restructuring charges within the Security and Opto-electronics Groups of approximately $0.8 million pre-tax primarily due to the consolidation of facilities.

The Security Group reported an operating loss of $3.2 million for the first quarter of fiscal 2006 compared to an operating profit of $2.4 million in the first quarter of fiscal 2005. Subsequent to the first quarter of fiscal 2006 the Security Group reached a final settlement relating to an international receivable for which the Security Group had previously recorded a $2.5 million charge in the third quarter of fiscal 2005. Under the terms of the settlement, the Security Group recovered the majority of the equipment from the customer and incurred an additional $0.7 million pre-tax bad-debt expense in the first quarter of fiscal 2006. All recovered equipment is available for resale. Additionally, in the first quarter of fiscal 2006 the Security Group incurred restructuring charges of $0.5 million relating to the consolidation of its facilities in the U.K. and stock based compensation related expenses of $0.2 million.

The company expects the performance of the Security Group to improve for the remainder of fiscal 2006, supported by a strong backlog, especially in Cargo and Vehicle Inspection products.

Company completes UK IPO of its Global Healthcare Operations: Spacelabs Healthcare, Inc.

For the past year, the company has been exploring strategic alternatives for its various business units. On October 25, 2005 the company announced that it had successfully completed the listing on the AIM in London of Spacelabs Healthcare Inc., a newly formed Delaware corporation composed of the Healthcare operations of OSI: Spacelabs Medical, Blease Medical, Dolphin Medical and Osteometer MediTech. In conjunction with the listing approximately 20% of the shares in Spacelabs Healthcare were placed with institutional investors raising approximately $27 million, net of expenses. Of the associated proceeds raised, Spacelabs Healthcare has repaid $22 million of its approximate $57 million debt to the company - leaving a balance owed to OSI of approximately $35 million.

Spacelabs Healthcare commenced trading on October 31, 2005, under the ticker symbol ‘SLAB’, with a market capitalization of approximately $150 million plus $35 million of debt owed to OSI.

Cash Position

As of September 30, 2005, cash and cash equivalents were approximately $16.1 million compared to $14.6 million as of June 30, 2005. During the first quarter of fiscal 2006, the company borrowed approximately $10.6 million under its lines of credit. Cash and borrowings during the quarter were utilized for working capital requirements and the purchase of capital equipment. As of November 3, 2005, the company has repaid $22 million towards its line of credit.

OSI Chairman and CEO Deepak Chopra said, “The first quarter of fiscal 2006, saw the company continue to make progress towards returning to profitability in fiscal 2006. This quarter we reduced our operational losses when compared to the fourth quarter of fiscal 2005 and expect to return to profitability in the second quarter of fiscal 2005. In the first quarter of fiscal 2006, we announced major contracts in the Cargo and Vehicle Inspection product line and Defense Optoelectronics, as well as achieving record bookings in the Healthcare segment. As a result, the backlog for OSI is at an all time high of $141 million. This backlog has provided us with better visibility for the remainder of the fiscal year.

“We recently announced the completion of the Spacelabs Healthcare IPO which provides OSI and Spacelabs Healthcare with a strengthened balance sheet from which we intend to continue the growth of both companies. The IPO has established an independent value for the Healthcare Group as it pertains to the overall valuation of OSI.”

Second Quarter Fiscal 2006 Guidance

For the second quarter of fiscal 2006, the company announces revenue guidance of $111 million to $114 million compared to revenues of $102.5 million for the second quarter of fiscal 2005. The company expects the gross margin for the second quarter to be in the range of 35% to 37%.

The company’s backlog has increased approximately 50% to a record level of approximately $141 million as of September 30, 2005, compared to approximately $95 million on June 30, 2005.

The company is entering the second quarter with very strong bookings in the Healthcare Group and a significant increase in the backlog for the Security Group and the Optoelectronics Group. The company maintains its expectation of returning to profitability in the second quarter of fiscal 2006. The Healthcare Group, as mentioned previously, due to capital budget cycles in North America will have significant revenue growth in the second quarter of fiscal 2006 compared to the first quarter of fiscal 2006.

Segment Information

Security Group

The Security Group reported revenue of $27.0 million for the first fiscal quarter of fiscal 2006, a decrease of 10% from $29.9 million for the first quarter of fiscal 2005. The decrease in revenues was attributable to a $5.4 million decrease in revenues from Cargo and Vehicle Inspection products partially offset by growth for the Baggage & Parcel Inspection and People Screening product lines. The loss from operations for the first quarter of fiscal 2006 was $3.2 million which included a bad debt charge of $0.7 million, restructuring charges of $0.5 million and stock based compensation related expenses of $0.2 million compared to income from operations of $2.4 million for the first quarter of fiscal 2005.

Healthcare Group

The Healthcare Group reported revenue growth of 20% in the first quarter of fiscal 2006 versus the first quarter of fiscal 2005, a quarter that is historically the weakest quarter. First quarter revenues for fiscal 2006 were a record $51.4 million compared to $42.8 million for the first quarter of fiscal 2005. Adjusting for the Blease acquisition completed in February 2005, revenues grew for the first quarter of fiscal 2006 by approximately 9% compared to the first quarter of fiscal 2005. A significant portion of Blease revenues are now generated through Spacelabs Medical sales channels.

Income from operations for the first quarter of fiscal 2006 was $1.2 million, compared to $0.2 million in the first quarter of fiscal 2005. Operating results included stock based compensation related expenses of $0.2 million and a retention bonus expense of $0.5 million in the first quarter of fiscal 2006 compared to a retention bonus of $0.5 million for the first quarter of fiscal 2005. The retention bonus going forward will not be material and will be fully expensed in the next two quarters.

Optoelectronics Group

The Optoelectronics Group reported external revenues of $23.5 million for the first quarter of fiscal 2006, an increase of 58% from $14.9 million reported for the first quarter of fiscal 2005. Income from operations for the first quarter of fiscal 2006 was $1.2 million, compared to $1.7 million for the first quarter of fiscal year 2005.

In the first quarter of fiscal 2006, the Group incurred approximately $0.2 million of stock based compensation related expenses and restructuring charges of approximately $0.3 million associated with the Defense Optoelectronics business. The operating results were also impacted by changes in the revenue mix including higher revenues in the Contract Manufacturing business which has lower gross margins.

OSI Systems, Inc. will webcast the live earnings call over the Internet at 2:00 pm Pacific Time on November 3, 2005. To listen, please log on www.earnings.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.earnings.com or www.osi-systems.com. A telephonic replay of the call will also be available from 4:30 pm Pacific Time on November 3, 2005, until November 10, 2005. The replay may be accessed by calling 1-888-286-8010 (domestic) or +1-617-801-6888 (international) and entering the replay passcode of “90255484”.

About OSI Systems, Inc.

OSI Systems, Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia delivery products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems, Inc. implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding revenues and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended September 30,
	2005	2004
Revenues	$101,870	$87,644
Cost of goods sold (1)	64,917	53,854

Gross profit	36,953	33,790
Operating expenses:
Selling, general and administrative (1)	33,415	24,793
Research and development (1)	8,731	6,670
Management retention bonus	521	549
Restructuring charges	800	—

Total operating expenses	43,467	32,012

(Loss) income from operations	(6,514)	1,778
Interest income	20	87
Interest expense	(551)	(54)

(Loss) income before (benefit) provision for income taxes and minority interest	(7,045)	1,811
(Benefit) provision for income taxes	(2,856)	570

(Loss) income before minority interest	(4,189)	1,241
Minority interest		69

Net (Loss) income	($4,189)	$1,310

(Loss) earnings per share	($0.26)	$0.08

Diluted (loss) earnings per share	($0.26)	$0.08

Weighted average shares outstanding	16,241,146	16,237,593

Weighted average shares outstanding-assuming dilution	16,241,146	16,609,329

(1) Three months ended September 30, 2005 include non-cash Stock based compensation expense as follows:
Cost of goods sold	$55
Selling, general and administrative	1,074
Research and development	112

	$1,241

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	June 30, 2005
Cash and cash equivalents	$16,102	$14,623
Accounts receivable, net of allowance for doubtful accounts	92,622	89,227
Inventory	109,888	107,441
Other current assets	30,297	26,382

Total current assets	248,909	237,673
Non current assets	112,199	109,447

Total	$361,108	$347,120

Bank line of credit	26,448	$15,752
Current portion of long term debt	871	499
Other current liabilities	100,437	97,024

Total current liabilities	127,756	113,275
Long-term debt	5,721	4,852
Other long term liabilities	6,114	5,366
Shareholders’ equity	221,517	223,627

Total	$361,108	$347,120

Segment Information

(in thousands)

	Quarter ended September 30, 2005
	Security Group (1)	Healthcare Group (1)	Optoelectronics Group (1)	Corporate (1)	Eliminations	Total
Revenues:
External	$26,963	$51,371	$23,536	—	—	$101,870
Intercompany	—	—	4,240	—	(4,240)	—
Total Revenues	$26,963	$51,371	$27,776	$—	$(4,240)	$101,870

Operating Income (Loss)	$(3,193)	$1,183	$1,202	$(5,822)	$116	$(6,514)

	Quarter ended September 30, 2004

	Security Group	Healthcare Group	Optoelectronics Group	Corporate	Eliminations	Total
Revenues:
External	$29,943	$42,804	$14,897	—	—	$87,644
Intercompany	—	—	4,265	—	(4,265)	—
Total Revenues	$29,943	$42,804	$19,162	$—	$(4,265)	$87,644

Operating Income (Loss)	$2,359	$235	$1,685	$(2,364)	$(137)	$1,778

(1) Includes non-cash stock based compensation in accordance with SFAS 123R for the three months ended September 30, 2005 as follows:
Security Group	$242
Healthcare Group	167
Optoelectronics Group	151
Corporate	681

	$1,241